UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01. Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on October 21, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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3Q04 Caterpillar Results Conference Call Prepared Remarks

Opening Remarks: Good morning and welcome to Caterpillar's Third Quarter 2004 results conference call. I'm Nancy Snowden, Director of Investor Relations. With me, is Lynn McPheeters, Vice President and Chief Financial Officer. As you know, it was recently announced that Lynn will be retiring effective February 1, 2005. Fortunately, we’ll have him with us today as well as for the yearend results call in January. We will address your questions during the Q&A portion of today's call. This conference call is copyrighted by Caterpillar Inc. Any use, recording or transmission of any portion of this conference call without the express written consent of Caterpillar Inc. is strictly prohibited.

This morning I’ll cover our third quarter results, review our outlook, go over the usual dealer retail numbers, discuss special topics and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today. OK, let's start with the third quarter results.

Third Quarter Results: As you know, this morning we reported third-quarter sales and revenues of 7.65 billion dollars and profit per share of 1 dollar and 41 cents.

SALES and REVENUES were up 2.1 billion dollars from third quarter 2003, with Machinery up 1.45 billion dollars and Engines up 614 million dollars. The increase in sales and revenues was driven by 1.83 billion dollars of higher Machinery and Engines volumes, 136 million dollars of increased Price Realization, a 102 million dollar favorable impact of Currency on sales due primarily to the strengthening euro and British pound and 41 million dollars of higher Financial Products revenues.

PROFIT of 498 million dollars was up 124 percent and was 276 million dollars higher in third quarter 2004 compared with third quarter of 2003. The main contributors to the profit increase were higher Sales Volume of 543 million dollars, higher price realization of 136 million dollars and the absence of a 55 million dollar pre-tax non-recurring bond retirement charge recorded in the third quarter 2003. Partially offsetting these favorable items were 371 million dollars of higher Core Operating Costs. Since I know Core Operating Costs will be of particular interest, I’ll provide more detail on the breakdown of Core Operating Costs at this point. In the third quarter of 2004 compared to the third quarter of 2003, SG&A was up approximately 90 million dollars and R&D was up about 60 million dollars, both excluding the impact of incentive compensation pay. Incentive compensation pay was about 20 million dollars higher. In addition, other operating expenses included in Core Operating Costs were up 30 million dollars this quarter, due primarily to the absence of a gain on sale of assets. Relative to manufacturing costs, the incremental costs associated with higher material costs resulting from steel surcharges and commodity price increases, higher freight and expediting costs to ensure timely delivery of material, manufacturing inefficiencies due to the steep ramp up of production and premiums due to supplier capacity constraints totaled approximately 150 million dollars. The impact of currency and retirement benefits has been excluded from each of the above amounts since they are listed separately and not included in Core Operating Costs. Core Operating Costs also include manufacturing improvements and higher warranty expense. I’ll go into more detail about what we’re doing about these Costs in the special topics portion of my remarks.

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Now, I’ll provide some comments on North American rental fleets, used equipment and managed distribution.

North American dedicated rental fleet time utilization on a twelve-month rolling basis is continuing to run at a strong rate -- about 68% -- which is five percent higher than a year ago.

Rental rates for the rolling twelve months through September are up about 4% from a year ago.

Overall, units in dedicated dealer rental fleets are up 10% compared to a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and units in Cat Rental Stores.

Rent-to-Rent units, which currently make up about 55% of the units in dealer rental fleets, are up about 8% from a year ago. The Cat Rental Stores currently have about 45% of the rental units in dealer fleets. These fleets continue to grow and are up 12% from a year ago.

North American dealers have a total of 392 Rental Stores. Nine more are expected by year-end.

In the Europe/Africa/Middle East region, dealers had 787 rental outlets, 370 of which had the Cat Rental Store identity as of quarter end. In Latin America, we had 110 Cat Rental Stores and 134 in Asia/Pacific. At year-end, we are expecting about 1,460 rental outlets throughout the world. Of these, 380 stores in North America and over 580 in the rest of the world will have the Cat Rental Store identity.

North American used equipment prices were up about 14% in the second quarter compared to a year ago for most machines. We expect to see used equipment prices remain up in the near term. This used equipment reporting lags one quarter from the current quarter.

In North America, at the end of the third quarter there are eighty products under managed distribution. By managing distribution, we limit orders to only those with a confirmed customer order. This helps ensure that available product is going to the most pressing need. Producing plants are hiring more employees; adding selected production shifts and using 6 Sigma teams to identify ways of increasing production capacity.

Now, for the OUTLOOK:

We expect the world economy to grow more than 4 percent in 2004. Low inflation and interest rates should support recoveries in business investment. We expect coal and metals prices to remain relatively high for the rest of this year, prolonging the mining recovery. High oil prices are benefiting the oil producing countries, which have been increasing construction spending. The company expects sales and revenues for the year to increase about 30 percent and expects full-year profit per share to be up 80 to 85 percent. Full details of the outlook for 2004 are contained in the company’s press release issued today.

In 2005, world economic growth is expected to slow from above 4 percent to slightly above 3.5 percent. We expect the world machinery industry to be up 3-8 percent, ranging from little growth in Asia/Pacific due to continuing weakness in China to 5 to 10 percent growth in the other regions. In addition, we expect a 10-13 percent growth in world engine industry demand benefiting from another strong year in the truck and bus sector. Financial Products revenues are expected to be up about 15 percent over 2004. Therefore, the preliminary 2005 forecast of Company sales and revenues is for about a 10 percent increase over 2004.

Retail Numbers: Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. All comparisons are based on constant dollars.

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Retail Sales of Machines for the 3 months ending September 2004 compared with the same 3 months of 2003 are as follows:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
Up 23%	Dn 4%	Up 64%	Up12%	Up 32%	Up 23%

Retail machine sales were up for the quarter due to strength in all sectors.

For the 3 months ending September 2004 compared with the same 3 months of 2003, total Reciprocating and Turbine Engine Sales to Users and OEM's were as follows:

Electric Power	Industrial Engines	Marine Engines	Truck & Bus Engines	Petroleum	Total
Up 15%	Up 23%	Up 13%	Up 40%	Up 22%	Up 24%

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing September with August 2004.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
Dn 2%	Up 6%	Dn 5%	Up 1%	flat	flat

Next, year over year, comparing September 2004 with September 2003.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
Up 70%	Up 25%	Up 64%	Up 42%	Up 39%	Up 40%

At September 30, 2004, dealer inventories were about 600 million dollars higher than year-end 2003 in line with surging sales. The large increase in dealer deliveries this year is requiring some increase in dealer new machine inventories. As dealers respond to higher demand, their inventories typically increase, since more machines are in transit to dealers and their customers. Our expectation is that the increase in dealer inventories this year will be about 330 million dollars worldwide, with inventories increasing about 200 million dollars in North America and the remaining 130 million dollars spread over the rest of the world.

Asia Pacific dealer new machine inventories are at 2.3 months of sales, down from 2.8 months a year ago.

Europe/Africa/Middle East dealers are at 2.4 months of sales, down from 3.1 months a year ago.

Dealer new machine inventories in Latin America are at 1.8 months of sales, down from 3.6 months a year ago.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.2 months of sales, which is down from 3.0 months a year ago.

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North American dealer machine inventories are at 2.2 months of sales, down from 2.4 months.

Overall, on a worldwide basis, dealer machine inventories are at 2.2 months of sales, down from 2.7 months a year ago.

The retail statistics for September are also available on voice mail through November 15 by calling 309-675-8000.

Before I get into the Q&A, I want to comment on a couple TOPICS that I think will be of interest.

As reported today, Caterpillar achieved record sales and profits this quarter and for the nine months ended September 30th. We are reporting the strongest surge in demand we’ve ever seen across the broad spectrum of markets we serve. One of the strongest increases is occurring in the mining sector where dealer deliveries have increased 70 percent this quarter compared to third quarter of 2003. The rapid rise in demand has created availability and capacity issues and driven higher manufacturing costs than foreseen, particularly in large construction equipment that requires specialized componentry. As Jim Owens, our chairman and CEO, discussed at MINExpo last month, we are placing tremendous focus on meeting customer needs for machines and engines while at the same time working to control costs related to the strong ramp up in our production. Material shortages have driven manufacturing inefficiencies, expediting charges and overtime. To address these material shortages, we have added focused resources in our Global Purchasing group, particularly in the area of tires, castings, and steel.

By adding new steel mill and service center suppliers, we have been able to meet most of our steel needs but at additional expense. For specialty steels, we have been searching the world for certain hard to find specialty steels or making engineered substitutions as appropriate. The good news is that we have successfully increased our specialty steel buys by approximately 33% from 2003. Also we have a line of sight to meeting our specialty steel needs in 2005.

For casting supplies, we see a light at the end of the tunnel. As a result of investment in new and refurbished equipment, increases in staffing and outsourcing of machining by our casting suppliers, as well as the ramp up of new casting suppliers in the 4th quarter of 2004, we expect adequate capacity to produce the castings to meet current build schedule needs in the 4th quarter as well as in 2005.

Radial tire availability has been a major issue with the surge in demand in our industry. We’re working to eliminate the radial tire gap by adding new suppliers, pushing for increased radial supply from current suppliers and suggesting that customers substitute bias tires for radials where practical. Longer-term, in the 2005/2006 timeframe, radial tire capacity is being added by our suppliers.

With these initiatives underway, we are making progress on the availability issues. As supply improves, we anticipate positive impacts on the costs of materials through minimizing or eliminating expediting expenses and manufacturing inefficiencies. As added supplies of steel become available, most expect a positive impact on prices. At this time, however, we can't quantify the cost impact, but we will have a better view on costs when we provide 2005 guidance in January.

SG &A has also been impacted by the surge in volume. Extraordinary efforts are not limited to the factory. We are focused on making the incremental SG&A cost structure flexible so we can react to changes throughout the business cycle. We are making progress in that regard. Through the first 9 months of 2004 our Machinery and Engines sales are up 35 percent, yet SG &A is up 26%. As a result, SG &A as a percent of sales has declined from 9.8 percent to 9.1 percent. We are working with 6 Sigma discipline to continue to drive process improvement and make that percentage even lower. We have become a more efficient company as measured by sales per employee. Our sales are approximately 383 thousand dollars per employee today up from our prior peak in 1997 of 324 thousand dollars of sales per employee and well above the 336 thousand dollars of sales per employee of 2003.

As you know, we have experienced positive price realization over the past year and a half after a five-year period in which we recognized virtually no price increases. Our pricing actions have been accepted in the market. In July, we took a 2-3% price increase. We demonstrated our commitment to the long-term working relationships with our dealers by offering price protection on orders backlogged due to unprecedented volumes and material shortages. As a result we are just beginning to see the impact of the July price increase. Three weeks ago, we announced a January 1, 2005 machine price increase averaging about 3%. By announcing the price increase early we will minimize the lag time on realizing this increase.

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Second, an update on the Extra-Territorial Income Exclusion. As you are likely aware, both houses of Congress recently passed the American Jobs Creation Act of 2004, which, among its many provisions, phases out the Extra-Territorial Income Exclusion or ETI as it is known. As we stated on page A-12 Footnote 4 of Caterpillar’s Form 10-K for 2003, the benefit of the Extraterritorial Income Exclusion to Caterpillar was a reduction of 4.9 percentage points in our effective tax rate in 2003, or approximately 72 million dollars of benefit. If the American Jobs Creation Act of 2004 is enacted, ETI benefits will be phased-out over the next two calendar years. The legislation does not impact the exclusion for 2004, which we expect to be greater in dollar value than in 2003. Caterpillar would receive 80 percent of the 2005 ETI benefit and 60 percent of the 2006 ETI benefit.

The recent legislation also includes a U.S. Production Activity Income Deduction. As yet, of course, no regulations have been adopted to further define the legislation relating to the deduction.

OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please.

Closing: It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our third-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
The world economy is experiencing the fastest growth in years and inflation remains well behaved. Our outlook assumes that inflation will remain under control and that central bankers will raise interest rates cautiously. Continued low interest rates should allow the world economy to grow between 3.5 and 4 percent throughout the forecast period, prolonging recoveries in business investment and mining. Should inflation worsen, or central banks raise interest rates aggressively, both the world economic recovery and our machinery and engines sales likely would be weaker.

Recent economic data suggest the U. S. economy improved to about a 4 percent growth rate in the third quarter. Our outlook assumes that moderate inflation will encourage the Fed to raise interest rates gradually, allowing the recovery to continue. This recovery, combined with good business profits and favorable metals and coal prices, will support further growth in construction and mining. If, however, the U. S. economy falters or business finances deteriorate, expected improvements in machinery and engines sales likely would not occur.

The EAME region has experienced the slowest recovery among the regions, primarily due to a weak recovery in Europe. Economies in both Africa/Middle East (AME) and the Commonwealth of Independent States (CIS) have been more robust due to higher metals and energy prices. Our outlook assumes that a low interest rate environment will lead to better growth in Europe and that favorable commodity prices will extend healthy recoveries in both AME and the CIS. Should those expectations not materialize, our results likely will be lower than projected.

Increased capital inflows, low domestic interest rates and favorable commodity prices have combined to produce the best economic growth in Latin America in years. Our outlook assumes those factors will remain in place throughout the forecast period. Adverse changes, such as lower capital inflows, much higher interest rates or a collapse in commodity prices, would harm the recovery and our sales of machinery and engines.

The Chinese government’s curbs on selected development projects caused machinery sales to decline. So far, mining booms and some growth in construction in other countries offset lower sales in China. Our forecast assumes a similar balance will continue in the future. Should the decline in China worsen, or the mining boom weaken, machinery and engines sales would be lower than projected.

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Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and our outlook assumes continued growth in the world economy will cause metals prices to hold at or above recent prices in 2004. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices have improved this year and our sales have benefited. We expect these trends to continue. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices have continued fairly high into 2004 due to strong demand and tight inventories. We do not yet view higher energy prices as a threat to economies since it is strong demand that is boosting prices and world production is still increasing. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting oil shortages and price spikes likely would slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the United States and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, Central Banks in developed countries have started raising interest rates from the lowest rates in decades. Our outlook assumes that Central Banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout the forecast period. Should Central Banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors
Political factors in the United States and abroad have a major impact on global companies. Our outlook assumes that the outcome of the upcoming national election will not materially impact the United States or global economy. Should this prove incorrect and a new administration materially changes the current economic policies, our results could be negatively impacted.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, potentially causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region. In addition, our outlook assumes that any change in U.S. tax law, including repeal of the ETI provisions, will not negatively impact our provision for income taxes.

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks. Our outlook assumes that currency movements are in line with historical volatilities. Should currency markets become unstable, government actions to cope with unfavorable currency fluctuations could disrupt world trade and growth, negatively impacting our results.

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The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices
The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will increase inventories in line with higher deliveries. Should dealers control inventories more tightly, our sales would be lower.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Our outlook assumes that there will be no significant work stoppages at any of our facilities worldwide. On August 15, 2004, employee members of the United Auto Workers (UAW) voted to reject the company's last, best and final contract proposal for a new 6-year labor agreement. The Company’s last, best and final offer remains as our current offer. The previous labor agreement expired April 1, 2004, and was extended during collective bargaining negotiations until April 25, 2004. Although the previous agreement is expired, our employees are continuing to work under its terms. Operations continue as normal. If for whatever reason, a prolonged labor disruption were to happen, our sales and revenues and profit results would likely be negatively impacted, particularly in the event of a subsequent union employee work stoppage.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment remains competitive from a pricing standpoint. Our 2004 outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of July 1, 2004. If the price actions are not accepted in the marketplace, our results will be negatively impacted. Moreover, additional price discounting could result in lower than anticipated realization. Our preliminary 2005 sales outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of January 2005. While we expect that the environment will absorb these price actions, delays in the marketplace acceptance would negatively impact our results. Moreover, additional price discounting to maintain our competitive position could result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of

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our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

▪	Any sudden drop in consumer or business confidence
▪	Delays in legislation needed to fund public construction
▪	Regulatory or legislative changes that slow activity in key industries; and/or
▪	Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

October 21, 2004	By:	/s/ James B. Buda
James B. Buda
Vice President

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